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                                                                    EXHIBIT 3.2

                              AMENDED AND RESTATED

                                     BY-LAWS

                                       OF

                           TD WATERHOUSE GROUP, INC.


                                    ARTICLE I

                          MEETINGS OF THE STOCKHOLDERS

SECTION 1.1 The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such place within or without the State of the Delaware and at such time and date as shall be designated from time to time by the Board of Directors or by the Chairman of the Board of Directors.

SECTION 1.2 Special meetings of the stockholders of the Corporation or of the holders of any one or more classes of the capital stock of the Corporation entitled to vote as a class or classes with respect to any matter shall be called at any time by the Secretary or any other officer, whenever directed by the Chief Executive Officer or by a majority of the Board of Directors. The purpose or purposes of the proposed meeting shall be included in the notice setting forth such call.

SECTION 1.3 Unless otherwise required by applicable law, notice of the time, place and, in the case of a special meeting, the purpose or purposes of every annual and every special meeting of the stockholders shall be delivered personally or given by first-class mail, postage prepaid, mailed at least ten days (but not more than sixty days) prior to the date of such meeting to each stockholder of record, as defined in Section 6.3 of these By-Laws, entitled to vote at such meeting at such address as appears upon the books of the Corporation.

SECTION 1.4 The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation; but if at any regularly called meeting of stockholders there be less than a quorum present, the stockholders present may adjourn the meeting from time to time without further notice (except as required by law) other than announcement at the meeting until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned


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meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 1.5 The Chairman of the Board, or in the Chairman's absence or at the Chairman's direction, the Deputy Chairman, or in the Deputy Chairman's absence or at the Deputy Chairman's direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as Chairman of such meeting. The Secretary of the Corporation or, in such officer's absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the Chairman of the meeting shall appoint a secretary of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the Chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, by imposing (i) restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) who may attend any such meeting, whether any stockholder or stockholders' proxy may be excluded from any meeting of stockholders based upon any determination by the Chairman, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) restrictions on entry to the meeting after the time fixed for the commencement thereof, (iv) rules and procedures with respect to the circumstances in which any person may make a statement or ask questions and (v) limitations on time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the Chairman of that meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 1.6 (1) At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the General Corporation Law of the State of Delaware, the following shall constitute a valid means by which a stockholder may grant such authority: (a) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder's authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (b) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the judge or judges of stockholder votes or, if there are no such judges, such other persons making that determination shall specify the information upon which they relied.

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         (2) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraph of this Section 1.6 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

         (3) Proxies shall be filed with the Secretary of the meeting prior to or at the commencement of the meeting to which they relate.

SECTION 1.7 When a quorum is present at any meeting, the vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Amended and Restated Certificate of Incorporation or these Amended and Restated By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

SECTION 1.8 In order that the Corporation may determine the stockholders (a) entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or (b) entitled to consent to corporate action in writing without a meeting, or (c) entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date (i) in the case of clause (a) above, shall not be more than sixty nor less than ten days before the date of such meeting, (ii) in the case of clause (b) above, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors, and (iii) in the case of clause (c) above, shall not be more than sixty days prior to such action. If for any reason the Board of Directors shall not have fixed a record date for any such purpose, the record date for such purpose shall be determined as provided by law. Only those stockholders of record on the date so fixed or determined shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the Corporation after any such record date so fixed or determined.

SECTION 1.9 The officer who has charge of the stock ledger of the Corporation shall prepare and make at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced at the time and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.


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SECTION 1.10 The Board of Directors, in advance of all meetings of the stockholders, shall appoint one or more judges of stockholder votes, who may be stockholders or their proxies, but not directors of the Corporation or candidates for office. In the event that the Board of Directors fails to so appoint judges of stockholder votes or, in the event that one or more judges of stockholder votes previously designated by the Board of Directors fails to appear or act at the meeting of stockholders, the Chairman of the meeting may appoint one or more judges of stockholder votes to fill such vacancy or vacancies. Judges of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of judge of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. Judges of stockholder votes shall, subject to the power of the Chairman of the meeting to open and close the polls, take charge of the polls, and, after the voting, shall make a certificate of the result of the vote taken.

SECTION 1.11 (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting delivered pursuant to Section 1.3 of these By-Laws, (b) by or at the direction of the Chairman of the Board or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (A) of this By-Law and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

                  (2) At any annual meeting of stockholders only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to or mailed the Secretary at the principal executive offices of the Corporation not less than ninety days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered or mailed not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person (iv) a description of all arrangements or understandings between the stockholder and such nominee and any other person or persons (including the names of such person or persons) pursuant to which such nomination is being made, and (v) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to

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Regulation 14A under the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that such stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice and (iv) whether the stockholder intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation at a meeting of stockholders unless such person has been nominated in accordance with the procedures set forth herein. If the facts warrant, the Chairman of the meeting shall determine and declare to the meeting that a nomination or business does not satisfy the requirements set forth in the preceding sentences and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. To the extent that this Section 1.11(A) shall be deemed by the Board of Directors or the Securities and Exchange Commission, or finally adjudged by a court of competent jurisdiction, to be inconsistent with the right of stockholders to request inclusion of a proposal in the Corporation's proxy statement pursuant to Section 14a-8 under the Exchange Act, such right shall prevail and the terms of this Section 1.11(A) shall continue to be in full force and effect to the extent not so deemed or adjudged inconsistent.

                  (3) Notwithstanding anything in paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

         (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting pursuant to Section
1.2 of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at

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the direction of the Board of Directors or (b) by any stockholder of the
Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Article I and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations of stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice as required by paragraph (A)(2) of this Section 1.11 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

         (C) General. (1) Only persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article I. Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Article I and, if any proposed nomination or business is not in compliance with this Article I, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

                  (2) For purposes of this Article I, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to
Section 13, 14 or 15(d) of the Exchange Act.

                  (3) For purposes of this Article I, no adjournment nor notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 1.11, and in order for any notification required to be delivered by a stockholder pursuant to this Section 1.11 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

                  (4) Notwithstanding the foregoing provisions of this Article I, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article I. Nothing in this Article I shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                  (5) Notwithstanding the foregoing provisions of this Article I, the advance notice procedures for director nominations and stockholder proposals will not be applicable to The Toronto-Dominion Bank
("Toronto-Dominion") so long as Toronto-Dominion beneficially owns at least ten percent of the voting power of the outstanding capital stock of the Corporation.


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                  (6) Notwithstanding the foregoing provisions of this Article
I, following such date as Toronto-Dominion beneficially owns less than 50 percent of the voting power of the Corporation's outstanding capital stock (the "Trigger Date"), any action required or permitted to be taken by the holders of the Common Stock of the Corporation can only be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of such holders in lieu of a meeting.

                                   ARTICLE II

                                    DIRECTORS

SECTION 2.1 It shall be the duty of the Board of Directors to cause a complete record to be kept of all of its meetings and acts, and to present a full statement at the annual meeting of stockholders, showing in detail the assets and liabilities of the Corporation and the general condition of its affairs.

SECTION 2.2 A meeting of the Board of Directors shall be held following the annual meeting of the stockholders at the place of such annual meeting and as soon as practicable thereafter, and no notice thereof shall be necessary. Regular meetings of the Board of Directors shall be held on such days and at such hours as shall from time to time be fixed by standing resolution of the Board of Directors, and the meeting following the annual meeting of the stockholders shall constitute a regular meeting. In the event that the day fixed for any regular meeting of the Board of Directors shall fall on a legal holiday, then such regular meeting shall be held at the same hour upon such day as the Board of Directors may previously designate by resolution, and if no such day be designated, then said meeting shall be held on the next succeeding day that is not a holiday. Notice need not be given of regular meetings of the Board of Directors held at times fixed by resolution of the Board. Special meetings of the Board of Directors shall be called by the Secretary when requested by the Chairman of the Board of Directors or by the Chief Executive Officer (or by the Chief Operating Officer in the absence of the Chairman of the Board and the Chief Executive Officer). Notice of the time and place of each meeting (other than regular meetings) and each special meeting of the Board of Directors or any committee thereof shall be sent to each Director or member of such committee, as the case may be, by the Secretary, by facsimile transmission or by electronic mail (if previously requested by such Director, in accordance with the instructions provided by such Director), with a copy delivered by mail or by recognized courier service, at least five days prior to the date fixed for such meeting unless such notice requirement is waived by a majority of the Board of Directors or such committee, in which case such notice shall be sent by the foregoing means or telephonically at least twenty-four hours prior to the date and time fixed for such meeting. Each meeting of the Board of Directors shall be held at the principal office of the Corporation unless the Board of Directors, by standing resolution or otherwise, shall designate some other place where such meeting shall be held. Notice of any meeting need not be given to any director who shall attend such meeting in person (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing.


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SECTION 2.3 The directors shall be divided into three classes in the manner set forth in the Amended and Restated Certificate of Incorporation, each class to be elected for the term set forth herein. A majority of the members of the Board of Directors then in office shall be necessary to constitute a quorum for the transaction of business at each meeting of the Board of Directors. Except as otherwise provided by law or by the Amended and Restated Certificate of Incorporation or these By-laws, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 2.4 Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Newly created directorships in the Board of Directors that result from an increase in the number of directors and any vacancy occurring in the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and the directors so chosen shall hold office for a term as set forth in the Amended and Restated Certificate of Incorporation of the Corporation. Until the Trigger Date, directors may be removed at any time, with or without cause, by the affirmative vote of a majority in voting power of all shares of the Corporation's capital stock entitled to vote generally in the election of directors, voting as a single class. Following the Trigger Date, directors may be removed only for cause, and only by the affirmative vote of at least 80 percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class. Except as provided herein or in the Amended and Restated Certificate of Incorporation, each Director shall serve until the election and qualification of his successor.

SECTION 2.5 The Board of Directors shall have the general supervision and control of all of the business and affairs of the Corporation. Without prejudice to the generality of such power the Board of Directors shall have power:

         (a) To appoint its own Chairman and, subject to Section 3.4 and the Amended and Restated Certificate of Incorporation of the Corporation, all officers and remove them at pleasure, fix the compensation of all officers, review and control the compensation of all employees, and require from any officers or employees such bonds or other security as the Board of Directors may deem advisable for the faithful performance of their duties;

         (b) To fill vacancies in the directorate, except as otherwise provided in the Amended and Restated Certificate of Incorporation;

         (c) To call meetings of stockholders whenever it shall deem the same necessary;

         (d) To make rules and regulations not inconsistent with law, the Amended and Restated Certificate of Incorporation or these By-laws for the guidance and government of the officers and the management of the Corporation's affairs;

         (e) To declare and fix the rate of dividends to be paid to stockholders, subject to applicable law and the Amended and Restated Certificate of Incorporation;

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         (f) To borrow money and incur such indebtedness as may seem advisable and to authorize the execution of the Corporation's note therefor and make pledges of securities in connection therewith;

         (g) To appoint agents to act for the Corporation and to confer upon them such powers or authority as it may deem best and fix the compensation of such agents by salary or otherwise in its discretion, but it shall always retain the right to suspend or remove such agents and annul any power or authority which may have been granted to them;

         (h) To designate the principal place of business of the Corporation at such place as the Board of Directors may deem advisable, and to establish such branch offices, divisions, departments, or subsidiary corporations and to enter any partnership, joint venture, trust or other association the Board of Directors may deem advisable; and

         (i) To direct and control the voting of the shares of stock or other voting interest held by the Corporation in any other corporation, partnership, joint venture, trust or other association, by an officer of the Corporation duly authorized by the Board of Directors or by a proxy so duly authorized.

SECTION 2.6 No action may be taken at a meeting of the Board of Directors with respect to any matter that was not previously set forth on an agenda for such meeting delivered to the Directors prior to such meeting if a majority of the Directors present at such meeting oppose taking action at such meeting with respect to such matter.

SECTION 2.7 Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Series Common Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of the Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article Fifth of the Amended and Restated Certificate of Incorporation unless expressly provided by such terms. The number of directors that may be elected by the holders of any such series of Preferred Stock or Series Common Stock shall be in addition to the number fixed by or pursuant to the By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders and without regard to the classification of the members of the Board of Directors as set forth in Article Fifth of the Amended and Restated Certificate of Incorporation, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock or Series Common Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

SECTION 2.8 If at any meeting for the election of directors, the Corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote

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separately as a class, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or series of stock.

SECTION 2.9 (a) The Board of Directors may designate three or more directors to constitute an Executive Committee, one of whom shall be designated Chairman of such committee. The members of such committee shall hold such office until the next election of the Board of Directors and until their successors are elected and qualify. Any vacancy occurring in the committee shall be filled by the Board of Directors. Regular meetings of the committee shall be held at such times and on such notice and at such places as it may from time to time determine. The committee shall act, advise with and aid the officers of the Corporation in all matters concerning its interest and the management of its business, and shall generally perform such duties and exercise such powers as may from time to time be delegated to it by the Board of Directors, and shall have authority to exercise all the powers of the Board of Directors, so far as may be permitted by law, in the management of the business and the affairs of the Corporation whenever the Board of Directors is not in session or whenever a quorum of the Board of Directors fails to attend any regular or special meeting of such Board. Without limiting the generality of the foregoing grant of authority, the Executive Committee is expressly authorized to declare dividends, whether regular or special, to authorize the issuance of stock of the Corporation and to adopt a certificate of ownership and merger pursuant to Section 253 or any successor provision of the Delaware General Corporation Law. The committee shall have power to authorize the seal of the Corporation to be affixed to all papers which are required by the Delaware General Corporation Law to have the seal affixed thereto. The fact that the Executive Committee has acted shall be conclusive evidence that the Board of Directors was not in session at such time or that a quorum of the Board had failed to attend the regular or special meeting thereof.

         (b) The Board of Directors may designate two or more independent directors to constitute an Audit Committee which shall be responsible for making recommendations concerning the engagement of independent auditors to (1) audit the books of account and other corporate records of the Corporation and (2) perform such other duties as the Audit Committee may from time to time prescribe. The Audit Committee shall also be responsible for reviewing with the independent auditors the plans and results of the audit engagement, reviewing the audited financial statements of the Corporation, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Corporation's internal accounting control procedures. The Audit Committee shall from time to time report to and advise the Board of Directors concerning its aforementioned duties. The Audit Committee shall also perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

         (c) The Board of Directors may designate two or more directors (at least two of which shall be independent directors) to constitute a Management Resources and Compensation Advisory Committee which shall determine form time to time the compensation of the Corporation's executive officers and shall review and approve executive compensation policies

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and practices and the Corporation's benefit plans. This committee shall also review significant organizational changes, monitor succession planning and review and recommend to the Board of Directors candidates for executive officer appointments. The Management Resources and Compensation Advisory Committee shall also recommend to the Board of Directors terms and conditions of any incentive or deferred compensation plans for officers of the Corporation and reviews executive pension plan and loans to executive officers.

SECTION 2.10 (a) The Board of Directors may from time to time establish such other committees to serve at the pleasure of the Board which shall be comprised of such members of the Board and have such duties as the Board shall from time to time establish. Any director may belong to any number of committees of the Board. The Board may also establish such other committees with such members (whether or not directors) and such duties as the Board may from time to time determine. The Board of Directors may abolish any committee established by or pursuant to Section 2.9 above or this Section 2.10.

         (b) Each committee of the Board of Directors shall consist of at least two directors, the exact number being determined from time to time by the Board of Directors. Each committee may fix its own rules and procedures for the government thereof and shall elect its own officers and shall meet at such times and places as may be provided by such rules, by resolution of the committee or by call of the chairman or vice chairman. Notice of meeting of each committee, other than of regular meetings provided for by its rules or resolutions, shall be given to committee members. The presence of [one-third] of its members, but not less than [two], shall constitute a quorum of any committee, and all questions shall be decided by a majority vote of the members present at the meeting. All action taken at each committee meeting shall be recorded in minutes of the meeting and shall be reported to the Board of Directors at its regular meeting.

         (c) Designations of the chairman and members of each such committee, and if desired, a vice chairman and alternates for members, shall be made by the Board of Directors. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. Each committee shall have a secretary who shall be designated by its chairman. A vice chairman of a committee shall act as the chairman of the committee in the absence or disability of the chairman.

SECTION 2.11 Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

SECTION 2.12 The members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference

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telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

SECTION 2.13 The Board of Directors may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

                                   ARTICLE III

                          OFFICERS; DUTIES OF OFFICERS

SECTION 3.1 (a) The officers of the Corporation shall be a Deputy Chairman, a President, a Vice Chairman and one or more Vice Presidents, any one or more of whom may also be designated as Executive or Senior Vice Presidents, a Secretary, a Treasurer, a Chief Executive Officer, a Chief Operating Officer and such other officers as the Corporation may require for the transaction of its business. All officers shall be elected or appointed by the Board of Directors or the Executive Committee as these By-laws further provide and by whom their several duties shall be prescribed and who, subject to Section 3.4, shall hold their offices at the pleasure of the Board of Directors or the Executive Committee, subject to the authority of the Board of Directors if the Executive Committee was the appointing power. There may be a Chairman of the Board of Directors who shall be appointed by the Board of Directors from its own members and who shall have such powers as may be prescribed by these By-Laws or, if and to the extent that these ByLaws shall not so prescribe, by the Board of Directors. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board of Directors may determine. Any two or more officers may be held by the same person.

                  (b) All officers of the Corporation elected by the Board of Directors shall hold office for such term as may be determined by the Board of Directors or until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.

                  (c) Each of the officers of the Corporation elected by the Board of Directors or appointed by an officer in accordance with these By-laws shall have the powers and duties prescribed by law, by the By-Laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by the By-Laws or by the Board of Directors or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

                  (d) Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board of Directors may, during such period, delegate such

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officer's powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

SECTION 3.2 The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. In the absence of the Chairman, the Deputy Chairman shall preside, and in the absence of both the Chairman of the Board of Directors and the Deputy Chairman, any other Director designated by the Board of Directors shall preside.

SECTION 3.3 The Deputy Chairman shall exercise general supervision of the property, affairs and business of the Corporation. In the absence or disability of the Deputy Chairman, his powers shall be exercised and discharged by the President or, in the absence or disability of him, by such other officer or officers as the Board of Directors may designate.

SECTION 3.4 (1) The Board of Directors may from time to time designate the Deputy Chairman or the President as the Chief Executive Officer of the Corporation. If the Deputy Chairman shall have been so designated as Chief Executive Officer, then in the absence or disability of the Deputy Chairman, the President shall perform the duties and have the power of Chief Executive Officer. If the Board of Directors shall not have designated either the Deputy Chairman or the President as Chief Executive Officer, then unless and until the Board of Directors shall make such a designation, the Deputy Chairman shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall be responsible for the general direction of the property, business, affairs and personnel of the Corporation, and shall have all requisite power and authority to carry out such responsibility. He shall be responsible for carrying out and effectuating, and shall have full power, directly or through such officers as he may designate, to carry out and effectuate such policies and procedures for the governance and conduct of the affairs of the Corporation as are adopted by the Board of Directors or prescribed by law.

         (2) The Board of Directors may from time to time designate a Chief Operating Officer of the Corporation. The Chief Operating Officer shall perform the duties imposed upon him by these By-laws, the Board of Directors, the Executive Committee or the Chief Executive Officer. If the Chief Executive Officer is not the President, then the Chief Operating Officer shall be the President. If the Chief Executive Officer shall be the President, then the Chief Operating Officer shall be senior to all other Vice Presidents of the Corporation.

         (3) The persons so designated from time to time as the Chief Executive Officer and the Chief Operating Officer shall continue to serve in such capacity until such time as the Board of Directors of the Corporation, by a vote of a majority of the Directors constituting the entire Board of Directors, votes to terminate such designation or until such person's death, voluntary retirement or resignation. In order to be elected to fill a vacancy in the office of Chief Executive Officer or Chief Operating Officer, the person nominated pursuant to the provisions of paragraph (2) of Article Seventh of the Amended and Restated Certificate of Incorporation shall be required to be approved by the affirmative vote of a majority of the directors then in office.

SECTION 3.5 Each Vice President shall perform the duties imposed upon him by these By-laws, the Board of Directors, the Executive Committee or the Chief Executive Officer.

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SECTION 3.6 The Secretary shall have charge and custody of the corporate seal, records and minute books of the Corporation, and he shall keep correct written minutes of all meetings of stockholders, the Board of Directors and the Executive Committee. He shall give or cause to be given notice of all meetings of the stockholders and of the Board of Directors in accordance with these By-laws and as required by law, and shall perform such other duties as may be imposed upon him by law, these By-laws, the Board of Directors, the Executive Committee or by the Chief Executive Officer. The duties of the Secretary may be performed by any Assistant Secretary appointed by the Board of Directors or by the Executive Committee.

SECTION 3.7 The Treasurer shall be the chief financial officer of the Corporation and exercise general supervision over the receipt, custody and disbursement of corporate funds. He shall perform such other duties as may be imposed upon him by law, these By-laws, the Board of Directors, the Executive Committee or the Chief Executive Officer. The duties of the Treasurer may be performed by any Assistant Treasurer appointed by the Board of Directors or by the Executive Committee.

SECTION 3.8 Subject to the prior authority of the Board of Directors, additional officers may be appointed by the Executive Committee and the salaries of such officers may be fixed by the Executive Committee.

                                   ARTICLE IV

                                      SEAL

SECTION 4.1 The corporate seal of the Corporation shall be of such form and device as may from time to time be designated by the Board of Directors and shall inscribed thereon the name of the Corporation. In lieu of a corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced. The Board of Directors may determine that the Corporation shall have no seal.

                                    ARTICLE V

                                  MINUTE BOOKS

     SECTION 5.1 The Amended and Restated Certificate of Incorporation, the proceedings of all regular and special meetings of the Board of Directors and any committee thereof, and of the stockholders, these By-laws and any amendments thereto and reports of the committees of the Directors shall be recorded in the minute book; and the minutes of each such meeting shall be signed by the presiding officer and the Secretary or an Assistant Secretary or a secretary pro tempore.


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                                   ARTICLE VI

                       CERTIFICATES AND TRANSFERS OF STOCK

SECTION 6.1 The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation's stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or the Secretary, or by an Assistant Treasurer or Assistant Secretary, or as otherwise permitted by law, representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile. Certificates and stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The certificates shall be sealed with the corporate seal. The name of the person owning the shares represented by each certificate, with the number of such shares and the date of issue, shall be entered upon the stock records of the Corporation.

SECTION 6.2 Transfer of shares of stock may be made by delivery of the certificates therefor, endorsed by the holder of record thereof, or accompanied by a written assignment or power of attorney to sell, assign or transfer the same, signed by the holder of record thereof, or otherwise as provided by law with respect to uncertificated shares; but no transfer shall affect the right of the Corporation to pay any dividends upon the stock to the holder of record thereof, or to treat the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation.

SECTION 6.3 In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days from the date of such meeting; (2) in the case of determination of stockholders to express consent to action in writing without a meeting, shall not be less than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next

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preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and
(3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 6.4 In case of the loss, mutilation or destruction of any certificate of any share or shares of stock of the Corporation, a duplicate certificate may be issued upon such terms as the Board of Directors may prescribe.

SECTION 6.5 The Corporation shall not be obliged to issue any certificate of stock evidencing, either singly or with other shares, any fractional part of a share or any undivided interest in shares.

                                   ARTICLE VII

                                   EMERGENCIES

SECTION 7.1 In the event of an emergency declared by the President of the United States or the person performing his functions, or similar officials in the state in which the Corporation has its principal place of business or the persons performing their functions, the officers and employees of the Corporation will continue to conduct the affairs of the Corporation under such guidance from the Board of Directors as may be available except as to such matters which by statute require specific approval by the Board of Directors and subject to conformance with any governmental directives during the emergency.

                                  ARTICLE VIII

                                  CONSTRUCTION

SECTION 8.1 Except where such construction would be repugnant to the context, whenever used in these By-laws, the word "Corporation" shall mean, the singular includes the plural, and vice versa; the masculine gender includes the feminine gender; and the words "stockholder" and "stockholders" shall mean the holder or holders of outstanding shares of capital stock of the Corporation.

                                   ARTICLE IX

                                 CORPORATE BOOKS

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






SECTION 9.1 The books of the Corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.

                                    ARTICLE X

                          CHECKS, NOTES, PROXIES, ETC.

SECTION 10.1 All checks and drafts on the Corporation's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be hereunto authorized from time to time by the Board of Directors. Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Deputy Chairman of the Board, the President, or by such officers as the Board of Directors may from time to time determine.


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                                   ARTICLE XI

                                   FISCAL YEAR

SECTION 11.1 The fiscal year of the Corporation shall begin on the first day of November in each year and shall end on the thirty-first day of October following.


                                   ARTICLE XII

                                   AMENDMENTS

 SECTION 12.1 These By-Laws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting of the stockholders or, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; provided, however, that, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least 80 percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Section 1.2, Section 1.11, Section 2.3, Section 2.4 or this proviso to this Article XII of these By-Laws or to adopt any provision inconsistent with any of such Sections or with this provision.



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